Exhibit 99.1
Enphase Energy Reports Financial Results for the First Quarter of 2026
FREMONT, Calif., April 28, 2026 - Enphase Energy, Inc. (NASDAQ: ENPH), a global energy technology company, announced today financial results for the first quarter of 2026, which included the summary below from its President and CEO, Badri Kothandaraman.
We reported quarterly revenue of $282.9 million in the first quarter of 2026, along with 43.9% for non-GAAP gross margin. We shipped approximately 1.41 million microinverters, or 627.6 megawatts DC, and 103.1 megawatt hours (MWh) of IQ® Batteries.
Highlights for the first quarter of 2026 are listed below:
•Announced today the development of IQ® SST, a distributed solid‑state transformer (SST) platform purpose-built for AI data centers
•Revenue of $282.9 million
•GAAP gross margin of 35.5% and non-GAAP gross margin of 43.9%, including 4.3% of tariff impact
•GAAP operating loss of $29.6 million; non-GAAP operating income of $47.3 million
•GAAP net loss of $7.4 million; non-GAAP net income of $62.3 million
•GAAP diluted loss per share of $0.06; non-GAAP diluted earnings per share of $0.47
•Free cash flow of $83.0 million; ending cash, cash equivalents and marketable securities of $930.6 million
•Shipped 1.39 million microinverters from Texas and South Carolina facilities
•Executed agreements year-to-date with third-party owners for products totaling approximately $843.6 million: $89.6 million under the Investment Tax Credit Five Percent Safe Harbor and $754.0 million under the Physical Work Test beginning-of-construction methods
Our revenue and earnings for the first quarter of 2026 are provided below, compared with the prior quarter:
(In thousands, except per share and percentage data)

	GAAP			Non-GAAP
	Q1 2026	Q4 2025	Q1 2025	Q1 2026	Q4 2025	Q1 2025
Revenue	$282,900	$343,321	$356,084	$282,900	$343,321	$356,084
Gross margin	35.5%	44.3%	47.2%	43.9%	46.1%	48.9%
Operating expenses	$130,036	$129,593	$136,319	$76,954	$78,776	$79,423
Operating income (loss)	$(29,643)	$22,438	$31,922	$47,270	$79,372	$94,637
Net income (loss)	$(7,406)	$38,713	$29,730	$62,256	$93,428	$89,243
Basic EPS	$(0.06)	$0.30	$0.23	$0.47	$0.71	$0.68
Diluted EPS	$(0.06)	$0.29	$0.22	$0.47	$0.71	$0.68

Total revenue for the first quarter of 2026 was $282.9 million, compared to $343.3 million in the fourth quarter of 2025. Our revenue in the first quarter included $34.5 million of safe harbor revenue, compared to $20.3 million of safe harbor revenue in the fourth quarter.
Our revenue in the United States for the first quarter decreased approximately 23%, compared to the fourth quarter, due to the expiration of the federal residential clean energy tax credit under Section 25D of the Internal Revenue Code and seasonality. The sell-through demand for our products in the United States also decreased 48% in the first quarter of 2026, compared to the fourth quarter of 2025, and 18% compared to the first quarter of 2025.Our revenue in Europe for the first quarter increased approximately 36%, compared to the fourth quarter.
Our non-GAAP gross margin was 43.9% in the first quarter of 2026, compared to 46.1% in the fourth quarter of 2025. The reciprocal tariffs had a negative impact of 4.3 percentage points on margins in the first quarter, compared to approximately 5.1 percentage points on margins in the fourth quarter.

Our non-GAAP operating expenses were $77.0 million in the first quarter of 2026, compared to $78.8 million in the fourth quarter of 2025. Our non-GAAP operating income was $47.3 million in the first quarter, compared to $79.4 million in the fourth quarter.
We exited the first quarter of 2026 with $930.6 million in cash, cash equivalents and marketable securities and generated $102.9 million in cash flow from operations. Our capital expenditures were $19.9 million in the first quarter, compared to $9.7 million in the fourth quarter.
On March 2, 2026, we settled all our outstanding 0.0% convertible senior notes due 2026 for cash consideration of $632.5 million, representing payment of the full principal amount.
On March 31, 2026, we sold to a leading financial institution $235.0 million of advanced manufacturing production tax credits (PTCs) under Section 45X of the Internal Revenue Code at 93% of face value, resulting in a discount of approximately $16.5 million plus transaction-related fees incurred of approximately $2.5 million. This resulted in a negative impact to GAAP gross margin of 6.7%.
In the first quarter of 2026, as part of our anti-dilution plan, we spent approximately $18.7 million by withholding shares to cover taxes for employee stock vesting that reduced the diluted shares by 441,448 shares. There were no repurchases of common stock in the first quarter. We have $268.7 million remaining under our current share repurchase authorization.
During the first quarter of 2026, we shipped approximately 1.39 million microinverters from our U.S. manufacturing facilities that we booked for Section 45X PTCs. We also shipped 49.5 MWh of IQ Batteries from our Texas manufacturing facility.
We shipped a total of 103.1 MWh of IQ Batteries in the first quarter of 2026, compared to 150.1 MWh in the fourth quarter. More than 24,000 installers worldwide are certified to install our IQ Batteries, compared to more than 22,000 installers worldwide in the fourth quarter of 2025.
We continue to ramp shipments of our commercial microinverter products from our U.S. manufacturing facilities. We started shipping the IQ9N-3P™ commercial microinverter, our first GaN-based microinverter for three-phase 480Y/277 V (wye) grids, across the United States at the end of the fourth quarter of 2025 and have been pleased with the feedback. Installers appreciate the simplified system design, lower costs, and improved efficiency for 480 V commercial projects — with per-panel monitoring and Enphase reliability.
We are building a strong next-generation pipeline across residential, commercial, and EV energy management. It includes our fifth-generation modular home battery, designed for higher energy density and flexible capacity; IQ® Vault 80, our 80 kWh commercial battery system for self-consumption, peak shaving, and backup; IQ9S-3P™, our GaN-based 548 W commercial microinverter for 480 V three-phase systems; and our IQ® Bidirectional DC Charger, designed to turn an EV into a distributed energy resource for vehicle-to-grid savings and vehicle-to-home resilience. Together, these products extend the Enphase platform from the home to commercial sites, the grid, and the EV ecosystem.
We announced today that Enphase is developing its 1.25 MW IQ® Solid-State Transformer (IQ SST) product for data centers, a distributed solid-state transformer platform designed to convert medium-voltage AC directly to low-voltage DC in a single stage. The IQ SST will be built as a supercluster of 342 power modules, with each module powered by Enphase’s custom Kestrel ASIC and high-frequency GaN-based power platform. The architecture is designed to deliver native 800 V DC output for next-generation AI racks, fast response on the order of 1 to 3 milliseconds, built-in redundancy, and serviceability through hot-swappable modules. Enphase has completed feasibility, built working power modules, converged on the system design, and has more than 80 engineers working on the program. Full system demonstrations are expected later this year.
BUSINESS HIGHLIGHTS
On April 28, 2026, Enphase Energy announced the development of its IQ Solid-State Transformer (IQ SST), a distributed solid‑state transformer platform purpose-built for next-generation AI data centers as the industry transitions to 800 V DC power architectures.
On April 22, 2026, Enphase Energy announced integration between Enphase® IQ Batteries and Evergen, one of Australia’s most advanced distributed energy and virtual power plant (VPP) orchestration platforms used by several of Australia and New Zealand’s leading energy retailers.

On April 13, 2026, Enphase Energy announced expanded shipments of commercial microinverter products, including IQ9N-3P and IQ8P-3P™ Commercial Microinverters, from its U.S. manufacturing facilities.
On March 26, 2026, Enphase Energy introduced IQ® Energy Management, a solution that integrates with Enphase solar and IQ Battery systems to enable intelligent management of variable electricity rates and select third-party electric water heaters and EV chargers, for Australia and New Zealand.
On March 16, 2026, Enphase Energy announced a collaboration with Ensol, a residential solar and storage provider in France, to expand IQ Battery deployments through Ensol’s battery subscription program for French homeowners.
On March 3, 2026, Enphase Energy announced a new partnership with Capital Good Fund, a leading provider of solar power purchase agreements (PPAs) and leases for underserved communities in the United States, to support approximately 24 megawatts of small commercial and residential solar projects across Georgia and Pennsylvania.
On Feb. 17, 2026, Enphase Energy announced the introduction of Power Control software with the Enphase IQ® Gateway device for IQ9™ and IQ8™ Microinverter-based small commercial solar systems.
SECOND QUARTER 2026 FINANCIAL OUTLOOK
For the second quarter of 2026, Enphase Energy estimates both GAAP and non-GAAP financial results as follows:
•Revenue to be within a range of $280.0 million to $310.0 million, which includes shipments of 100 to 110 MWh of IQ Batteries. This outlook includes approximately $85.0 million of safe harbor shipments.
•GAAP gross margin to be within a range of 42.0% to 45.0%, including approximately 3 percentage points of reciprocal tariff impact.
•Non-GAAP gross margin to be within a range of 44.0% to 47.0%, including approximately 3 percentage points of reciprocal tariff impact. Non-GAAP gross margin excludes stock-based compensation expense and acquisition related amortization.
•GAAP operating expenses to be within a range of $120.0 million to $124.0 million.
•Non-GAAP operating expenses to be within a range of $75.0 million to $79.0 million, excluding $45.0 million estimated for stock-based compensation expense, acquisition related expenses and amortization, restructuring and asset impairment charges.
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Use of non-GAAP Financial Measures
Enphase Energy has presented certain non-GAAP financial measures in this press release. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either exclude or include amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States (GAAP). Reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure can be found in the accompanying tables to this press release. Non-GAAP financial measures presented by Enphase Energy include non-GAAP gross profit, gross margin, operating expenses, income from operations, net income, net income per share (basic and diluted), and free cash flow.
These non-GAAP financial measures do not reflect a comprehensive system of accounting, differ from GAAP measures with the same captions and may differ from non-GAAP financial measures with the same or similar captions that are used by other companies. In addition, these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with Enphase Energy’s results of operations as determined in accordance with GAAP. As such, these non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. Enphase Energy uses these non-GAAP financial measures to analyze its operating performance and future prospects, develop internal budgets and financial goals, and to facilitate period-to-period comparisons. Enphase Energy believes that these non-GAAP financial measures reflect an additional way of viewing aspects of its operations that, when viewed with its GAAP results, provide a more complete understanding of factors and trends affecting its business.
As presented in the “Reconciliation of Non-GAAP Financial Measures” tables below, each of the non-GAAP financial measures excludes one or more of the following items for purposes of calculating non-GAAP financial measures to facilitate an evaluation of Enphase Energy’s current operating performance and a comparison to its past operating performance:
AMPTC adjustment. In the first quarter of 2026, the Company decided to sell its Advanced Manufacturing Production Tax Credit (“AMPTC”) generated in 2025 and going forward in the tax credit transfer market. The Company sold $235.0 million of AMPTC generated in 2025 at 93% of face value, resulting in a discount of approximately $16.5 million. The Company also incurred approximately $2.5 million in transaction-related fees. Because these amounts relate to AMPTC generated in the prior fiscal year and do not reflect the Company’s ongoing operating performance, the Company excluded them from its non-GAAP financial measures for the first quarter of 2026.
Stock-based compensation expense. Enphase Energy excludes stock-based compensation expense from its non-GAAP measures primarily because they are non-cash in nature. Moreover, the impact of this expense is significantly affected by Enphase Energy’s stock price at the time of an award over which management has limited to no control.
Acquisition related expenses and amortization. This item represents costs incurred in connection with acquisition-related activities, which are not indicative of normal, recurring operating expenses, and amortization of acquired intangible assets, which is a non-cash expense. Acquisition related expenses and amortization of acquired intangible assets are not reflective of Enphase Energy’s ongoing financial performance.
Restructuring and asset impairment charges. Enphase Energy excludes restructuring and asset impairment charges due to the nature of the expenses being unusual and arising outside the ordinary course of continuing operations. These costs primarily consist of fees paid for cash-based severance costs, accelerated stock-based compensation expense and asset write-downs of property and equipment and acquired intangible assets, and other contract termination costs resulting from restructuring initiatives.
Non-cash interest expense. This item consists primarily of amortization of debt issuance costs and accretion of debt discount because these expenses do not represent a cash outflow for Enphase Energy except in the period the financing was secured and such amortization expense is not reflective of Enphase Energy’s ongoing financial performance.
Non-GAAP income tax adjustment. This item represents the amount adjusted to Enphase Energy’s GAAP tax provision or benefit to exclude the income tax effects of GAAP adjustments such as stock-based compensation, amortization of purchased intangibles, and other non-recurring items that are not reflective of Enphase Energy ongoing financial performance.
Non-GAAP net income per share, diluted. Enphase Energy excludes the dilutive effect of in-the-money portion of convertible senior notes as they are covered by convertible note hedge transactions that reduce potential dilution to our common stock upon conversion of the Notes due 2025, Notes due 2026, and Notes due 2028, and includes the dilutive effect of employee’s stock-based awards and the dilutive effect of warrants. Enphase Energy believes these adjustments provide useful supplemental information to the ongoing financial performance.
Free cash flow. This item represents net cash flows from operating activities less purchases of property and equipment.

Conference Call Information
Enphase Energy will host a conference call for analysts and investors to discuss its first quarter 2026 results and second quarter 2026 business outlook today at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time). The call is open to the public by dialing (833) 634-5018. A live webcast of the conference call will also be accessible from the “Investor Relations” section of Enphase Energy’s website at https://investor.enphase.com. Following the webcast, an archived version will be available on the website for approximately one year. In addition, an audio replay of the conference call will be available by calling (855) 669-9658; replay access code 3923609, beginning approximately one hour after the call.
Forward-Looking Statements
This press release contains forward-looking statements, including statements related to Enphase Energy’s expectations as to its second quarter of 2026 financial performance and outlook, including revenue, shipments of IQ Batteries by MWh, gross margin, and operating expenses; anticipated demand for Enphase Energy’s microinverter, battery, energy management, and commercial products; expectations regarding the expected impact of tax credit expirations, tariff structures, and incentive programs; the capabilities, advantages, features, and performance of Enphase Energy’s technology and products; and Enphase Energy’s expectations regarding the timing and development of its IQ SST product for data centers. These forward-looking statements are based on Enphase Energy’s current expectations and assumptions and inherently involve significant risks and uncertainties. Actual results may differ materially from those expressed or implied by these forward‑looking statements. Such risks include, but are not limited to, fluctuations in market demand; changes in installer and customer purchasing behavior; changes in tax credits, tariffs, incentive programs, and regulatory policies; energy pricing volatility; supply chain and manufacturing constraints; product performance and reliability; and other factors discussed in Enphase Energy’s filings with the Securities and Exchange Commission, including those risks described in more detail in Enphase Energy’s most recently filed Annual Report on Form 10‑K, and other documents on file with the SEC from time to time and available on the SEC’s website at www.sec.gov. Enphase Energy undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in its expectations, except as required by law.
A copy of this press release can be found on the investor relations page of Enphase Energy’s website at https://investor.enphase.com.
About Enphase Energy, Inc.
Enphase Energy, a global energy technology company based in Fremont, CA, is the world's leading supplier of microinverter-based solar and battery systems, EV chargers, home energy management systems, and virtual power plant (VPP) solutions. Enphase products enable people to harness the sun to make, use, save, and sell their own power, all controlled through the Enphase App. The company revolutionized the solar industry with its microinverter-based technology and has shipped approximately 87.8 million microinverters, with more than 5.2 million Enphase-based systems deployed in over 165 countries. For more information, visit https://enphase.com.
© 2026 Enphase Energy, Inc. All rights reserved. Enphase Energy, Enphase, the “e” logo, IQ, IQ8, and certain other marks listed at https://enphase.com/trademark-usage-guidelines are trademarks or service marks of Enphase Energy, Inc. Other names are for informational purposes and may be trademarks of their respective owners.

Contact:

Zach Freedman
Enphase Energy, Inc.
Investor Relations
ir@enphaseenergy.com

ENPHASE ENERGY, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31, 2026	December 31, 2025	March 31, 2025
Net revenues	$282,900	$343,321	$356,084
Cost of revenues	182,507	191,290	187,843
Gross profit	100,393	152,031	168,241
Operating expenses:
Research and development	44,867	46,214	50,174
Sales and marketing	48,087	49,420	48,948
General and administrative	33,255	34,599	34,035
Restructuring and asset impairment charges	3,827	(640)	3,162
Total operating expenses	130,036	129,593	136,319
Income (loss) from operations	(29,643)	22,438	31,922
Other income, net
Interest income	12,625	15,350	17,032
Interest expense	(633)	(829)	(2,047)
Other income (expense), net	3,791	1,738	(14)
Total other income, net	15,783	16,259	14,971
Income (loss) before income taxes	(13,860)	38,697	46,893
Income tax benefit (provision)	6,454	16	(17,163)
Net income (loss)	$(7,406)	$38,713	$29,730
Net income (loss) per share:
Basic	$(0.06)	$0.30	$0.23
Diluted	$(0.06)	$0.29	$0.22
Shares used in per share calculation:
Basic	131,337	130,967	131,869
Diluted	131,337	133,461	136,208

ENPHASE ENERGY, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	March 31, 2026	December 31, 2025
ASSETS
Current assets:
Cash and cash equivalents	$497,546	$474,318
Marketable securities	433,095	1,038,536
Accounts receivable, net	196,578	229,881
Inventory	290,701	288,047
Prepaid expenses and other assets	412,351	576,078
Total current assets	1,830,271	2,606,860
Property and equipment, net	138,873	136,804
Intangible assets, net	17,562	22,288
Goodwill	213,744	214,760
Other assets	211,706	222,677
Deferred tax assets, net	311,767	306,403
Total assets	$2,723,923	$3,509,792
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$113,462	$203,039
Accrued liabilities	195,584	217,366
Deferred revenues, current	144,325	180,524
Warranty obligations, current	28,412	29,038
Debt, current	—	632,183
Total current liabilities	481,783	1,262,150
Long-term liabilities:
Deferred revenues, non-current	326,231	337,923
Warranty obligations, non-current	175,795	185,005
Other liabilities	65,252	65,497
Debt, non-current	572,510	572,194
Total liabilities	1,621,571	2,422,769
Total stockholders’ equity	1,102,352	1,087,023
Total liabilities and stockholders’ equity	$2,723,923	$3,509,792

ENPHASE ENERGY, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended
	March 31, 2026	December 31, 2025	March 31, 2025
Cash flows from operating activities:
Net income (loss)	$(7,406)	$38,713	$29,730
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	20,815	20,427	19,915
Discount from sale of AMPTC generated during 2025	16,450	—	—
Amortization (accretion) of investments purchased at a premium (discount)	5,108	(466)	3,512
Provision for (recovery of) credit losses	51	(288)	62
Asset impairment	79	1,549	27
Benefit from lease termination	—	(1,280)	—
Non-cash interest expense	633	828	1,679
Change in fair value of debt securities	82	(2,752)	(323)
Stock-based compensation	48,991	53,092	55,633
Deferred income taxes	(3,127)	(1,054)	8,560
Changes in operating assets and liabilities:
Accounts receivable	41,555	51,379	1,760
Inventory	(2,654)	(99,395)	20,979
Prepaid expenses and other assets	155,340	(100,414)	(75,553)
Accounts payable, accrued and other liabilities	(118,126)	22,205	54,232
Warranty obligations	(9,836)	3,902	10,558
Deferred revenues	(45,084)	61,133	(82,357)
Net cash provided by operating activities	102,871	47,579	48,414
Cash flows from investing activities:
Purchases of property and equipment	(19,898)	(9,740)	(14,608)
Investment in equity of private company	—	(5,000)	—
Issuance of loan receivable	(1,000)	—	—
Investment in tax equity fund	—	—	(6,904)
Purchases of marketable securities	—	(143,405)	(200,826)
Maturities and sales of marketable securities	597,281	181,657	335,398
Net cash provided by investing activities	576,383	23,512	113,060
Cash flows from financing activities:
Settlement of Notes due 2026	(632,500)	—	—
Settlement of Notes due 2025	—	—	(102,168)
Repurchases of common stock	—	—	(99,964)
Proceeds from issuances of common stock under employee equity plans	—	3,158	67
Payments of withholding taxes related to net share settlement of equity awards	(18,686)	(1,373)	(12,110)
Net cash provided by (used in) financing activities	(651,186)	1,785	(214,175)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(4,840)	(438)	3,675
Net increase (decrease) in cash, cash equivalents and restricted cash	23,228	72,438	(49,026)
Cash, cash equivalents and restricted cash — Beginning of period	474,318	401,880	464,116
Cash, cash equivalents and restricted cash — End of period	$497,546	$474,318	$415,090

ENPHASE ENERGY, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(In thousands, except per share data and percentages)
(Unaudited)

	Three Months Ended
	March 31, 2026	December 31, 2025	March 31, 2025
Gross profit (GAAP)	$100,393	$152,031	$168,241
AMPTC adjustment	18,905	—	—
Stock-based compensation	3,584	4,523	4,239
Acquisition related amortization	1,342	1,593	1,580
Gross profit (Non-GAAP)	$124,224	$158,147	$174,060

Gross margin (GAAP)	35.5%	44.3%	47.2%
AMPTC adjustment	6.7	—	—
Stock-based compensation	1.3	1.3	1.2
Acquisition related amortization	0.4	0.5	0.5
Gross margin (Non-GAAP)	43.9%	46.1%	48.9%

Operating expenses (GAAP)	$130,036	$129,593	$136,319
Stock-based compensation (1)	(45,429)	(48,568)	(50,885)
Acquisition related expenses and amortization	(3,826)	(2,889)	(2,849)
Restructuring and asset impairment charges (1)	(3,827)	640	(3,162)
Operating expenses (Non-GAAP)	$76,954	$78,776	$79,423

(1) Includes stock-based compensation as follows:
Research and development	$18,834	$20,221	$21,647
Sales and marketing	14,717	15,690	16,396
General and administrative	11,878	12,658	12,842
Restructuring and asset impairment charges	(22)	—	509
Total	$45,407	$48,569	$51,394

Income (loss) from operations (GAAP)	$(29,643)	$22,438	$31,922
AMPTC adjustment	18,905	—	—
Stock-based compensation	49,013	53,092	55,124
Acquisition related expenses and amortization	5,168	4,482	4,429
Restructuring and asset impairment charges	3,827	(640)	3,162
Income from operations (Non-GAAP)	$47,270	$79,372	$94,637

Net income (loss) (GAAP)	$(7,406)	$38,713	$29,730
AMPTC adjustment	18,905	—	—
Stock-based compensation	49,013	53,092	55,124
Acquisition related expenses and amortization	5,168	4,482	4,429
Restructuring and asset impairment charges	3,827	(640)	3,162
Non-cash interest expense	633	828	1,678
Non-GAAP income tax adjustment	(7,884)	(3,047)	(4,880)

Net income (Non-GAAP)	$62,256	$93,428	$89,243

Net income (loss) per share, basic (GAAP)	$(0.06)	$0.30	$0.23
AMPTC adjustment	0.14	—	—
Stock-based compensation	0.37	0.41	0.42
Acquisition related expenses and amortization	0.04	0.02	0.04
Restructuring and asset impairment charges	0.03	—	0.02
Non-cash interest expense	—	0.01	0.01
Non-GAAP income tax adjustment	(0.05)	(0.03)	(0.04)
Net income per share, basic (Non-GAAP)	$0.47	$0.71	$0.68

Shares used in basic per share calculation GAAP and Non-GAAP	131,337	130,967	131,869

Net income (loss) per share, diluted (GAAP)	$(0.06)	$0.29	$0.22
AMPTC adjustment	0.14	—	—
Stock-based compensation	0.37	0.40	0.42
Acquisition related expenses and amortization	0.04	0.03	0.04
Restructuring and asset impairment charges	0.03	—	0.03
Non-cash interest expense	—	0.01	0.01
Non-GAAP income tax adjustment	(0.05)	(0.02)	(0.04)
Net income per share, diluted (Non-GAAP)	$0.47	$0.71	$0.68

Shares used in diluted per share calculation GAAP	131,337	133,461	136,208
Shares used in diluted per share calculation Non-GAAP	132,373	131,443	132,133

Net cash provided by operating activities (GAAP)	$102,871	$47,579	$48,414
Purchases of property and equipment	(19,898)	(9,740)	(14,608)
Free cash flow (Non-GAAP)	$82,973	$37,839	$33,806